Exhibit 10.1

FIRST AMENDED AND RESTATED
JOINT PRODUCT DEVELOPMENT AGREEMENT

This First Amended and Restated Joint Product Development Agreement (“Agreement”) is made and entered into on this 28th day of July, 2011 (“Effective Date”), by and among Corgenix Medical Corporation, a Nevada corporation (“Corgenix”), with its principal place of business at 11575 Main Street, Suite 400, Broomfield, Colorado 80020, Financière Elitech SAS, a société par actions simplifiée organized under the laws of France (“Elitech”), with its principal place of business at 12-12bis, rue Jean Jaurès, 92800 Puteaux, France, and Wescor, Inc., a Utah corporation (“Wescor”), with its principal place of business at 370 West 1700 South, Logan, Utah 84321.  Each of Corgenix, Elitech and Wescor are sometimes referred to in this agreement individually as a “Party” and, collectively, as the “Parties.”

PRELIMINARY STATEMENTS

A.                                   Elitech and its Affiliates have product lines that include chemistry analyzers and reagents and the capability to modify those products and to design and manufacture other in vitro diagnostic products.

B.                                     Corgenix has developed, continues to develop, and is commercializing immunoassays for specific tests related to human health (each a “Corgenix Assay,” and collectively, the “Corgenix Assays”).

C.                                     Elitech and Corgenix have entered into that certain Joint Product Development Agreement (the “2010 Joint Product Development Agreement”) on July 16, 2010, in order to establish a product co-development relationship with respect to the Corgenix Assays.

D.                                    Each of Corgenix, Elitech and Wescor desires to further expand the product co-development relationship in order to improve technology development efficiency, with a goal of modifying existing Corgenix Assays and developing new Corgenix Assays so that Elitech and its Affiliates can commercialize the Corgenix Assays as part of a system that includes standard or modified versions of their chemistry analyzers, serology instruments or other instruments (collectively, the “Elitech Analyzers”), and so that in certain permitted situations, Corgenix can commercialize the new Corgenix Assays through existing sales and distribution arrangements.

E.                                      Upon the due execution and delivery of this Agreement by each of the Parties, the Parties intend for this Agreement to amend, restate, and replace the 2010 Joint Product Development Agreement.

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

1.                                      Purpose.

The goal of the co-development effort is (a) the modification of the existing Corgenix Assays for use in Elitech Analyzers for commercialization by Elitech and its Affiliates; and (b) subsequent to May 1, 2011, the development of new assays for use with Elitech Analyzers using the immunoturbidimetric assay format (“New Corgenix IT Assays”).  Phase I of the co-development effort (the “Phase I Co-Development Program”) is focused on the sharing and licensing of Corgenix Assay technology to facilitate the modification of the existing Corgenix Assays for use in Elitech Analyzers for commercialization by Elitech and its Affiliates.  Phase II of the co-development effort (the “Phase II Co-Development Program”) is focused on the development of the New Corgenix IT Assays.  The intent is that, in order to achieve joint development of (i) Corgenix Assays existing on the Effective Date and modified to be used with the Elitech Analyzers (the “New Corgenix Assays”), and (ii) New Corgenix IT Assays, all relevant Corgenix Assay technology will be available to Elitech and its Affiliates to establish the broadest common immunoassay technology base to pursue co-development of the New Corgenix Assays and the New Corgenix IT Assays.  Such technology would include, for example, manufacturing know-how, testing and reliability information, visits to production facilities, and technical consultation, for which the burden of disclosure is reasonable.  Neither Party intends for this Agreement to grant a second source right on immunoassay products to the other Party.  The development of a System for each Corgenix Assay, as well as the development of each New Corgenix IT Assay, will constitute a separate project, with separate Development Plans, expense reimbursement budgets for Corgenix, supply arrangements, transfer pricing, and Product performance and prototype performance acceptance criteria.

2.                                      Definitions.

2.1.                              “Affiliate” of a specified Person means a Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, or otherwise.

2.2.                              “Combination Product” means any product that includes both a System and any other consumable product, reagent or component that is not a Product; however, Combination Product does not include bundling of items pursuant to a reagent rental plan or an analogous plan, the Net Sales calculation for which is provided in Section 2.10.

2.3.                              “Consumer” means any Person that acquires a Product for any purpose other than resale.

2.4.                              “Copyright Interests” means all rights, title and interests in all copyright rights, and all other literary property or author’s rights, and all rights, title or interests in all copyrights and copyrighted interests.

2.5.                              “Corgenix Assay Proprietary Technology” means Proprietary Technology that is relevant to the development and production of Corgenix Assays.

2.6.                              “First Commercialization Date” means the first date on which a New Corgenix IT Assay is sold to a third party by any of the Parties or their Affiliates.

2.7.                              “Intellectual Property Rights” means Patent Rights, Trade Secret Rights and Copyright Interests.

2.8.                              “Joint Intellectual Property Rights” means all Intellectual Property Rights to Program Technology except Patent Rights to Program Technology.

2.9.                              “Joint Patent Rights” means all Patent Rights to Program Technology when the claimed invention was made by inventors of both Elitech (or its Affiliates) and Corgenix.

2.10.                        “Net Product Sales” means, as applicable, the following:

2.10.1.               Elitech’s or its Affiliates’ gross revenues received from Sales of Products, less value added taxes, sales taxes and their equivalents (such as goods and services taxes and provisional sales taxes), and any other taxes (but not including taxes on income not levied directly on a Sale), and less credits for returns, rebates, discounts, insurance, transportation costs, bad debt allowances when actually taken, and customs duties;

2.10.2.               If a Product is Sold as part of a Combination Product, the Net Product Sales of the Combination Product, for the purpose of determining the royalty payments to be paid to Corgenix thereon, will be determined by multiplying the actual Net Product Sales of the Combination Product determined in accordance with Section 2.10.1, for the applicable royalty reporting period, by the fraction A/A+B, where A is the average selling price of the Product for Sales thereof during the reporting period, and B is the average selling price to Consumers of a unit of the other product(s) included in the Combination Product for Sales thereof during the reporting period; provided, however, that if the Product and/or the other product(s) were not sold separately during the reporting period in question, then A/A+B will be calculated based on A and B for the most recent royalty reporting period in which they were sold separately;

2.10.3.               Corgenix’s gross revenues received from Sales of New Corgenix Assays, less value added taxes, sales taxes and their equivalents (such as goods and services taxes and provisional sales taxes), and any other taxes (but not including taxes on income not levied directly on a Sale), and less credits for returns, rebates, discounts, insurance, transportation costs, bad debt allowances when actually taken, and customs duties; and

2.10.4.               If a Product price is increased to include an amount to cover service costs, finance costs or depreciation of an instrument or other products bundled with such Product under a reagent rental plan or analogous plan, then Net Product Sales for such Products will be reduced to reflect the amortized costs associated with provision of any such instrument or other products bundled with such Product.  Total depreciation and service charges will be determined in accordance with United States generally accepted accounting principles.

2.11.                        “New Corgenix Assays Proprietary Technology” means Proprietary Technology that may be relevant to the development and production of New Corgenix Assays or New Corgenix IT Assays, including Corgenix Assay Proprietary Technology that is relevant to and necessary for the development and production of New Corgenix Assays or New Corgenix IT Assays.

2.12.                        “Patent Rights” means all rights, title and interests in all patents and applications for patents, in all patents of addition, in all invention certificates, and in all industrial designs, industrial models and utility models (including any reissue, division, continuation or continuation-in-part application) throughout the world now or hereafter filed.

2.13.                        “Person” means an individual, corporation, partnership, limited partnership, trust, association, entity, or government (including a political subdivision, agency or instrumentality of a government).

2.14.                        “Product” means any (a) System; (b) New Corgenix Assay; or (c) New Corgenix IT Assay used with or sold as part of a System.

2.15.                        “Program Technology” means Technology developed by or for one Party or both Parties (and/or their respective Affiliates) pursuant to a Development Plan.  Technology developed or disclosed by either Party on or after the date of adoption of a Development Plan by the Executive Committee will be presumed to have been developed pursuant to this Agreement.  This presumption may be rebutted by evidence that the Technology was developed primarily by one Party or such Party’s Affiliates independently, and not pursuant to co-development efforts by the Parties pursuant to this Agreement.

2.16.                        “Proprietary Technology” means unpublished Technology developed primarily by or for one Party or such Party’s Affiliates independent of a co-development effort with the other Party that is not Program Technology.

2.17.                        “Sale” or “Sold” means the transfer of a Product to a Consumer by Elitech or an Affiliate of Elitech for monetary or other consideration, whether by sale, rental, lease or otherwise.

2.18.                        “Sole Intellectual Property Rights” means:

2.18.1.               All Patent Rights to Program Technology invented solely by the personnel of one Party or such Party’s Affiliates, whether such Program Technology resulted from a co-development effort or not (“Sole Patent Rights to Program Technology”); and

2.18.2.               All Intellectual Property Rights to Proprietary Technology.

2.19.                        “System” means a combination of a New Corgenix Assay or a New Corgenix IT Assay, as applicable, and an Elitech Analyzer.

2.20.                        “Technology” means information relevant to the development and production of New Corgenix Assays, New Corgenix IT Assays, and Systems, including, without limitation, any of the following items that have been developed by or for, and are under the control of, Elitech, Corgenix or their respective Affiliates, and that are not restricted by any third party for a disclosure and grant of license to the other Party:

2.20.1.               Processes, devices, circuits, packages, designs, layouts, tooling, software, reliability engineering and tests, relating to the development and manufacture of Elitech Analyzers.

2.20.2.               Technology related to the Corgenix Assays, the New Corgenix Assays, the New Corgenix IT Assays, and utilizing immunoassays in Elitech Analyzers.

2.20.3.               Information and know-how relating to manufacture of New Corgenix Assays, New Corgenix IT Assays, and Elitech Analyzers.

2.20.4.               Information relating to the design of equipment for manufacturing New Corgenix Assays and New Corgenix IT Assays, as mutually agreed upon on a case-by-case basis.

2.21.                        “Territory” means worldwide.

2.22.                        “Trade Secret Rights” means all rights, title and interests in all trade secret rights or equivalent rights arising under the law of any jurisdiction.

3.                                      Management.

3.1.                              Executive Committee.  Each of the Phase I Co-Development Program and the Phase II Co-Development Program will be managed by the Executive Committee.  The composition and duties of the Executive Committee are set forth below.

3.2.                              Composition and Term.

3.2.1.                     The Executive Committee will be comprised of six members, three of which are to be appointed by each Party.  Each Executive Committee member will have the right to designate an alternate to attend Executive Committee meetings and vote in his absence.  All members (or designated alternates) of the Executive Committee must be officers or employees of the Parties or their Affiliates, unless otherwise agreed to by all Parties.

3.2.2.                     One representative of Elitech or its Affiliates will serve as the chairman of the Executive Committee, and one representative of Corgenix will be designated secretary.  The chairman will be responsible for coordinating all projects of the Phase I Co-Development Program and the Phase II Co-Development Program, and the secretary will be responsible for coordinating all administrative tasks.

3.2.3.                     The Executive Committee will meet at least once per month in person or by conference call.

3.3.                              Duties.  The duties of the Executive Committee will be as follows:

3.3.1.                     Manage each of the Phase I Co-Development Program and the Phase II Co-Development Program and review, resolve or approve various matters referred to it pursuant to this Agreement.

3.3.2.                     Coordinate the disclosure and protection of Technology reported pursuant to Articles 4 and 11.

3.3.3.                     Define co-development projects and establish work groups.

3.3.4.                     Prepare, revise and update the co-development project development plan for each System that includes identification of the target Corgenix Assay, performance criteria, prototype acceptance criteria, the amount of development time required from Corgenix, regulatory approval paths, mutually agreed upon development expenses, sales and cost projections, sourcing arrangements (subject to Section 7.4), and such other information as the Executive Committee deems necessary and appropriate to coordinate the development of the System (the “Development Plan”).  Without limiting the foregoing, the Executive Committee will be responsible for preparing and submitting a Development Plan and market requirements document to Elitech in connection with each New Corgenix IT Assay, and in accordance with Section 3.4, Elitech will have sole discretion regarding whether to approve funding for each such Development Plan.

3.3.5.                     Report the progress of the work groups to the Parties on at least a monthly basis.

3.3.6.                     Report to the Parties on at least a calendar-month basis all invention disclosures relating to Program Technology, including all invention disclosures that either Party believes were invented, created or authored solely by personnel of that Party or its Affiliates.

3.3.7.                     Approve or deny requests to publish articles or other information about Program Technology or any aspect of the Phase I Co-Development Program or the Phase II Co-Development Program.

3.3.8.                     Review each report of invention disclosures made by the working groups to determine inventorship for each invention disclosure, in accordance with the patent laws of the United States.  If the Executive Committee cannot agree on inventorship, then a neutral patent attorney acceptable to both Parties will be retained to determine inventorship, with both Parties assuming an equal share of the expense for the same.  If an invention includes at least one inventor from each of Corgenix and Elitech and the Executive Committee or retained neutral patent attorney confirms such joint inventorship, that invention will constitute a Joint Patent Right.  For invention disclosures that are determined to constitute Joint Patent Rights, the Executive Committee will recommend disposition as follows:  (a) file a patent application; (b) recommend foreign countries for filing within the one-year period after the application is originally filed; (c) do not file a patent application; (d) retain as a joint trade secret; or (e) re-review within one month if further information is required to make a decision.

3.3.9.                     For invention disclosures on which the Executive Committee recommends filing a patent application, the following procedures will apply:

(i)                                     Elitech or one of its Affiliates will have primary responsibility to prepare and file the patent application, providing Corgenix with a draft for review and comment prior to filing. Elitech will have primary responsibility for prosecution of the patent application but will keep Corgenix informed with copies of all correspondence with the patent office and will provide Corgenix the opportunity to comment on all documents before they are filed.  Elitech and Corgenix will jointly decide on whether and when to request examination.  Except as otherwise set forth below, all costs associated with filing, prosecution and maintenance fees will be borne fifty percent (50%) by Corgenix, on the one hand, and fifty percent (50%) jointly and severally by Elitech and Wescor, on the other hand.

(ii)                                  Elitech will endeavor to file appropriate patent applications in the United States within one calendar month of the recommendation by the Executive Committee, and if Elitech is unable to do so, it will advise Corgenix in order to give Corgenix the chance to prepare and file the application, with fifty percent (50%) of Corgenix’s costs associated with the patent application filing and prosecution, as well as fifty percent (50%) of all maintenance fees, to be reimbursed by Elitech and Wescor.

(iii)                               If Elitech, Wescor and their Affiliates, on the one hand, or Corgenix, on the other hand, desire to discontinue prosecution of a patent application, or discontinue paying maintenance fees, or otherwise permit a patent or patent application to be abandoned, such Party will promptly advise the Executive Committee, and the other Party or Parties will be given the chance to continue the patent or application in force.  In such case, such other Party or Parties will be the sole owner(s) and will be responsible for all costs associated with the patent filing, prosecution and maintenance fees, and the Party or Parties, as the case may be, deciding to discontinue its or their effort will receive a royalty-free, paid up license.

(iv)                              None of Elitech, Corgenix or their respective Affiliates will be required to file a patent application on invention disclosures recommended to be filed by the Executive Committee; however, if Corgenix, on the one hand, or Elitech/Wescor, on the other hand, has the primary responsibility to file and elects not to file, it will promptly notify the other Party or Parties in order to give such Party or Parties a chance to file.  The Party that files will have sole ownership of any patent(s) issued and will be responsible for all costs associated with the patent filing, prosecution and maintenance fees, and the Party or Parties, as the case may be, that declined to file will receive a royalty-free, paid up license.

(v)                                 Corgenix, Elitech and Wescor each agree to cooperate and sign, and to cause their respective Affiliates to cooperate and sign, the necessary legal documents to file the Joint Patent Rights, and provide reasonable assistance to each other in preparation of any patent application and the prosecution thereof.

3.3.10.               At the written request of any Party, review the ownership of Technology, or develop guidelines to determine the ownership of Technology.

3.3.11.               Upon the written request of any Party, review Joint Patent Rights and propose an appropriate licensing framework for review and approval by the Parties.  The licensing framework will establish the terms and conditions under which any Party may unilaterally grant licenses under Joint Patent Rights to third parties.  The framework will identify the Joint Patent Rights that may be licensed, the royalty provisions, the method of royalty sharing between Elitech, Corgenix and their respective Affiliates, and a requirement that, if any license grant by one Party includes a license grant-back from the licensee, the licensee will be obligated to grant the other Party or Parties, as the case may be, a license or sublicense under equivalent terms.  Upon unanimous approval of the licensing framework by the Executive Committee, any Party may unilaterally grant licenses to third parties so long as such licenses conform to the framework.  At the time any Party decides to initiate license discussions with any third party pursuant to such framework, such Party will immediately notify the other Parties of the negotiation and identify the potential licensee.

3.3.12.               Develop invention disclosure and documentation requirements for use by employees of all of the Parties and their respective Affiliates who participate in the co-development work groups.

3.3.13.               Determine the feasibility of developing New Corgenix Assays for purposes of satisfying the Third Tranche Milestone (as that term is defined in the Stock Purchase Agreement referenced in Section 8.2.2 below).

3.4.                              Quorum and Decision.  For the Executive Committee, a quorum will exist if four members are present.  The unanimous approval of all the members present at any meeting will be required for any decision of each Committee.  Notwithstanding the foregoing, with respect to Development Plans relating to New Corgenix IT Assays, Corgenix will have the right to approve individual projects and associated budgets; however, representatives of Elitech or one of its Affiliates will have the sole and exclusive right to fund (or to withhold funding from) such projects.

3.5.                              Time and Place of Meetings.  The initial meeting of the Executive Committee will be held within ten (10) business days from the Effective Date at a mutually agreed upon time and location.

3.6.                              Documentation.  The secretary of the Executive Committee will be responsible for the documentation of all Executive Committee decisions.

4.                                      Disclosure of Technology.

4.1.                              New Corgenix Assay Proprietary Technology.  Each of Elitech, Wescor and Corgenix agree to disclose, and to cause their respective Affiliates to disclose, as appropriate, their New Corgenix Assay Proprietary Technology in accordance with schedules and procedures established by the Executive Committee and set forth in each Development Plan.  Such disclosure will include, to achieve the New Corgenix Assays and New Corgenix IT Assays joint development, access to all relevant Corgenix Assays, New Corgenix Assays, and New Corgenix IT Assays production facilities under control of any Party, including visits by qualified engineers and technicians.  Such visits will include the opportunity to observe and ask questions and receive technical consultation from qualified personnel.  The frequency and duration of such visits will be mutually agreed upon, will be reasonable, and each of Corgenix, Elitech and Wescor agrees to use its best efforts to coordinate and accommodate such technical exchanges and to ensure that fully qualified personnel are involved.  Such disclosure will also include copies of all reasonably available documents, drawings or other explanatory information; translation from English to any other language, or vice versa, will not be required.

4.2.                              Program Technology.  Each Party will keep the other Parties informed of matters relating to Program Technology.  For this purpose, the Executive Committee will develop reporting requirements for Program Technology with which each of the Parties will endeavor to comply and cause their respective Affiliates to comply.

4.3.                              Products and Other Technology.  By separate mutual agreement, the Parties may agree to exchange or disclose immunoassay and molecular diagnostics technology not covered by this Agreement and/or to grant a right to second-source the other Parties’ products.

5.                                      Independent Effort.

Each of the Parties represents that its efforts to manufacture and market immunoassay products other than the Products will be totally independent, and subject to the restrictions set forth in this Agreement, each Party will compete with the others as each unilaterally determines.

6.                                      Ownership; License.

6.1.                              Sole Ownership.  The Parties and their respective Affiliates will each retain their separate ownership interests in (a) Proprietary Technology; and (b) Sole Intellectual Property Rights.  Should any Party claim that Proprietary Technology of the other Party or Parties, as the case may be, or an Affiliate of such other Party or Parties is also owned by the receiving Party, upon written request, the Executive Committee will review whether the Technology is separately owned by all of the Parties or owned by the initially disclosing Party or Parties, as the case may be, or an Affiliate of such Party or Parties.  The Executive Committee will recommend a disposition of the claim to the Parties.  If the Executive Committee cannot agree on the disposition of a dispute or disagreement between the Parties as to the ownership rights of such Technology, then a neutral patent attorney reasonably acceptable to all of the Parties will be retained to determine the ownership question, with each of Parties to the dispute assuming an equal share of the expense for the same.

6.2.                              Joint Ownership.  Joint Intellectual Property Rights, Program Technology and Joint Patent Rights will be jointly owned by the Parties, with each Party having an undivided equal ownership interest, and may be used by any Party or an Affiliate of such Party without restriction, subject to any confidentiality obligation that may apply, and further subject to the restriction that Joint Patent Rights can be only licensed pursuant to a licensing framework approved in accordance with Section 3.3.11.  Ownership of Joint Patent Rights will not be allocated based on relative contribution, but will be deemed to be ownership of an undivided one-third interest by each of Corgenix, Elitech and Wescor, or by such Affiliates as Corgenix and/or Elitech and Wescor may designate in writing.

6.3.                              License.  Each of Elitech and Corgenix hereby grants to the other Party a non-exclusive, royalty-free, worldwide, nontransferable license to use its Proprietary Technology and Sole Intellectual Property Rights for the New Corgenix Assays; provided, however, that (a) neither Elitech nor Corgenix will have the right to grant sublicenses or have products made pursuant to such Proprietary Technology and Sole Intellectual Property Rights, except that either Party will have the right to have products made for it under Sole Patent Rights to Program Technology; and (b) the license granted by Elitech to Corgenix pursuant to this Section 6.3 is strictly limited to the use of Elitech’s and its Affiliates’ Proprietary Technology for the purpose of developing the New Corgenix Assays and the New Corgenix IT Assays, and for the purpose of manufacturing such New Corgenix Assays and New Corgenix IT Assays solely for commercialization by Elitech and its Affiliates or by Corgenix (if applicable) in accordance with the terms of this Agreement.  Notwithstanding the foregoing, (y) either Elitech or Corgenix may ask the other Party to grant a license to sublicense or have products made under such other Party’s Proprietary Technology and Sole Intellectual Property Rights incorporated in Technology of such requesting Party subject to the terms and conditions to be mutually agreed upon on a case-by-case basis; and (z) with respect to any New Corgenix IT Assays, subject to the provisions of Section 7.3, Corgenix will have the right to grant sublicenses or have products made as reasonably necessary to enable Corgenix to reformat or reformulate such New Corgenix IT Assays into Corgenix labeled products for sale through existing sales and distribution arrangements pursuant to Section 7.3.

6.4.                              Inability to License.  It is recognized that Elitech, Wescor, Corgenix or their respective Affiliates may have contracted or may hereafter contract with a third party who is not a party to this Agreement, such as a national or other company or sovereign government, governmental agency or intergovernmental authority, to do work solely financed by such third party and to assign to such third party its/their right to grant, or may now or hereafter be restrained by such third party from granting, licenses (other than by a Person to its parent or an Affiliate of the parent) under Intellectual Property Rights arising out of such work.  The inability, for such a reason, of any of the Parties, or any one of their respective Affiliates, to grant the licenses agreed to be granted in this Agreement will not be considered a breach of this Agreement.  If such contract results in a significant reduction of resources allocated by one Party to the Phase I Co-Development Program or the Phase II Co-Development Program, and the Executive Committee determines that such reduction of efforts and such inability to license to be materially detrimental to the purpose of the Phase I Co-Development Program or the Phase II Co-Development Program, then any Party may terminate this Agreement at any time by giving written notice to that effect to the other Party or Parties, as the case may be.

7.                                      System Intellectual Property Rights Ownership, Manufacturing and Sales.

7.1.                              System Intellectual Property Rights Ownership.  Subject to Section 3.3.9, and notwithstanding the provisions set forth in Sections 6.2 and 6.3, Elitech will solely own any and all Intellectual Property Rights related to any System developed pursuant to this Agreement, and there is no express or implied license of Elitech Sole Intellectual Property Rights to Corgenix for any purpose other than to support the development of Systems and the commercialization of such Systems by Elitech or its Affiliates in the Territory.

7.2.                              Corgenix License Grant.  To the extent that Corgenix owns such rights and has the authority to license such rights in the Territory, Corgenix grants to Elitech and its Affiliates a non-exclusive, royalty-free license to the Corgenix Assay Proprietary Technology solely to develop, make, have made, use, sell, offer to sell, distribute, import and commercialize Products and perform services for those Products developed pursuant to this Agreement.

7.3.                              Exclusivity.  During the period that is the earlier of (a) five (5) years after the Effective Date, or (b) three (3) years after the Sale of the first Product, Corgenix will not directly or indirectly develop or commercialize any product that would compete with the Systems, except to the extent that such products are commercially available or in development prior to the Effective Date.  For the avoidance of doubt, a list the products referred to in the preceding sentence is set forth on Exhibit A.  For purposes of this Section 7.3, a “competing product” is a product that (i) could be applied to the Elitech Analyzers; or (ii) would utilize the same delivery technology as the Elitech Analyzers and be reasonably considered to be competing for the same market segment or Consumers based on general price range or test volume capability, among other factors.  Notwithstanding the prohibition set forth in clause (ii) of the preceding sentence, Corgenix will be permitted to commercialize New Corgenix IT Assays labeled as Corgenix products through sales and distribution agreements existing on May 1, 2011, provided that such products are not sold for use on Elitech Analyzers.  Any disagreement between the Parties as to whether a product competes with a System will be referred to the Executive Committee for resolution.

7.4.                              Manufacturing.

7.4.1.                     Corgenix will be responsible for manufacturing New Corgenix Assays during the Phase I Co-Development Program.  Corgenix will also have a right of first refusal, but not an obligation, to manufacture the New Corgenix IT Assays developed during the Phase II Co-Development Program for a period of three (3) years commencing on the First Commercialization Date for the specific New Corgenix IT Assay.  Notwithstanding the first sentence of this Section 7.4.1, either Elitech or Wescor may elect in its sole discretion to manufacture New Corgenix Assays to be incorporated into the Systems at any manufacturing facility owned or operated by Elitech or one of its Affiliates.  Moreover, if Corgenix exercises its right of first refusal set forth in the second sentence of this Section 7.4.1, then following the expiration of the three-year term set forth in the second sentence of this Section 7.4.1, Elitech or Wescor may also elect to manufacture the New Corgenix IT Assays.  If Elitech or Wescor elects to manufacture New Corgenix Assays or New Corgenix IT Assays, Corgenix will be responsible for the transfer from development to manufacturing in Elitech’s or Wescor’s facility, as appropriate.  Elitech or Wescor, as appropriate, will reimburse Corgenix for the reasonable direct costs of such manufacturing transfer, provided that the Parties have mutually agreed upon and documented a budget for such costs prior to the commencement of such manufacturing transfer.

7.4.2.                     If Elitech and Wescor elect to have Corgenix manufacture the New Corgenix Assays to be incorporated into the Systems, then the Parties will enter into a supply agreement that will include standard provisions for such agreements including, without limitation, transfer pricing, forecasting, shipment and delivery, quality standards and other such terms and provisions as the Parties deem necessary and appropriate; provided, however, that the transfer price for the sale of New Corgenix Assays by Corgenix to Elitech or Wescor, as the case may be, as set forth in such supply agreement will not exceed an amount that results in a greater than forty percent (40%) Corgenix gross margin for the Products, which will be calculated in accordance with United States generally accepted accounting principles.

7.4.3.                     If Corgenix elects to manufacture the New Corgenix IT Assays, then the Parties agree to enter into a similar supply agreement with respect to the New Corgenix IT Assays that will include standard provisions for such agreements including, without limitation, transfer pricing, forecasting, shipment and delivery, quality standards and other such terms and provisions as the Parties deem necessary and appropriate; provided, however, that the transfer price for the sale of New Corgenix IT Assays by Corgenix to Elitech or Wescor, as the case may be, as set forth in such supply agreement will not exceed an amount that results in a greater than forty percent (40%) Corgenix gross margin for the Products, which will be calculated in accordance with United States generally accepted accounting principles.

8.                                      Term and Termination.

8.1.                              Term.  The term of this Agreement will commence on the Effective Date and continue for thirty-six (36) calendar months.  At the end of the initial term, and subject to Section 8.2, this Agreement may be renewed for an additional twelve (12) calendar month term subject to the agreement between the Parties on the terms and conditions for such extended period, which agreement should be reached at least three (3) calendar months before the expiration date of this Agreement.

8.2.                              Termination.  This Agreement may be terminated immediately by either Corgenix or Elitech, as follows:

8.2.1.                     Upon any material breach of this Agreement by the other Party or any Affiliate of such other Party, except that (a) the Party alleging such breach must first give the other Party written notice thereof, which notice must state the nature of the breach in reasonable detail, and the other Party must have failed to cure such alleged breach within thirty (30) calendar days after receipt of the notice; and (b) the Party alleging the breach must terminate the Agreement within thirty (30) calendar days of the deadline for the breaching Party to have cured the alleged breach or caused its Affiliate to do so, as appropriate.

8.2.2.                     Upon the termination for any reason of (a) that certain Common Stock Purchase Agreement (the “Stock Purchase Agreement”) dated July 16, 2010 made by and among Corgenix, Elitech, and Wescor; or (b) that certain Master Distribution Agreement dated July 16, 2010 with this Agreement made by and between Corgenix and Elitech UK Limited, a private limited company formed under the laws of the United Kingdom.

8.2.3.                     Upon a failure by the Parties to reach an agreement with respect to the contents of any Development Plan, provided that such failure to reach an agreement has lasted for more than thirty (30) calendar days after a Party’s receipt of notice of deadlock from the other Party.

8.2.4.                     If either Party challenges the validity or enforceability of the Proprietary Technology or Intellectual Property Rights of the other Party or of an Affiliate of the other Party.

8.3.                              Effect of Termination.  Any termination of this Agreement by Corgenix or Elitech will not create any liability to the other Party other than the obligation to maintain confidentiality of the terminating Party’s (or Wescor’s, as the case may be) Proprietary Technology received by it under this Agreement, which obligation survives the termination of this Agreement.

8.4.                              In the event of any termination of this Agreement, notwithstanding Section 8.3, all licenses under any Patent Rights based on or claiming any Program Technology and/or New Corgenix Assays Proprietary Technology, as well as Intellectual Property Rights except Patent Rights, granted to any Party under this Agreement, that are in force on the date of such termination, will survive royalty-free and continue for the life of such respective rights subject to the restrictions on such licenses set forth in Sections 6.2, 6.3, 7.1 and 7.2, which restrictions will survive the expiration or termination of this Agreement.  All Joint Patent Rights that will be developed, applied for or granted to any Party after the termination of this Agreement, which are based upon and claim any Program Technology, will be subject to the licensing framework contemplated by Section 3.3.11.

9.                                      Costs; Payments to Corgenix; Payments to Elitech.

9.1.                              Costs.  Each Party will be liable for its own costs, expenses and liabilities incurred under this Agreement; provided, however, that except as may be otherwise expressly set forth in a Development Plan, Elitech and Wescor will be responsible for expenses related to the development of the New Corgenix Assays and any System, including any Corgenix costs and expenses that are reimbursable under the terms of any such Development Plan.

9.2.                              Payments to Corgenix; Payments to Elitech.

9.2.1.                     The price that Elitech will pay to Corgenix for Products manufactured by Corgenix and Sold by Elitech or Elitech’s Affiliates will be determined by the Parties in accordance with Section 7.4.2.

9.2.2.                     Notwithstanding the provisions of Section 9.2.1, with respect to New Corgenix IT Assays, the following provisions will apply:

(i)                                     Corgenix will issue an invoice to Wescor on the fifth day of each month equal to sixty percent (60%) of the actual development costs incurred by Corgenix during the previous calendar month in connection with the development of the New Corgenix IT Assays, plus budgeted development related overhead mutually agreed by the Parties.

(ii)                                  Within thirty (30) calendar days of its receipt of such invoice, Wescor will pay to Corgenix the total outstanding amount.

(iii)                               Coincident with the invoice issued per Section 9.2.2.(i), Corgenix will grant Wescor the right to purchase shares of Corgenix common stock, par value $0.001 per share (“Common Stock”), in a total amount equal to sixty-six and 7/10 percent (66.7%) of each amount invoiced per Section 9.2.2(i) at a per share price of $0.15.  Wescor will be obligated to purchase such shares within thirty (30) days.

(iv)                              Corgenix will issue such shares of Common Stock to Wescor as soon as practical following the receipt of Wescor’s payment but in any event, no later than fifteen (15) calendar days following the receipt of such payment.

9.2.3.                     Corgenix will pay to Elitech a royalty equal to seven percent (7%) of the Net Product Sales of New Corgenix IT Assays Sold by Corgenix pursuant to Section 7.3.

9.3.                              Payment Dates and Reports.  Within forty-five (45) calendar days of the end of each calendar quarter in which Sales occur, Corgenix will calculate the royalty amount and the Product purchase payment owed to Elitech under Section 9.2.3, and will pay such amount to Elitech promptly thereafter.  Such payments will be accompanied by a statement showing the calculation of the amount owed for Net Product Sales for that quarter (including the gross invoiced sales and permissible deductions therefrom).

9.4.                              Taxes.  No Party will be liable for taxes of any kind imposed on the other Party, except as may be mutually agreed upon by the Parties in writing.

9.5.                              Responsibility for Employees.  Each Party will be responsible for the actions of its employees under this Agreement, and any claims, actions, liabilities or damages relating to such actions.

10.                               Facility Visits.

Each Party agrees to abide by the other Party’s rules and procedures for visitors when visiting the other Party’s facilities. Facility visits will be coordinated through the Executive Committee.

11.                               Confidentiality.

The Parties hereby expressly agree that any confidential information delivered by either Elitech or Wescor to Corgenix, on the one hand, or by Corgenix to Elitech or Wescor, on the other hand, pursuant to this Agreement will be deemed “Confidential Information” subject to all of the terms and provisions contained in that certain mutual non-disclosure agreement (the “Confidentiality Agreement”) dated July 16, 2010, by and among Corgenix and the Elitech Group (as those terms are defined in the Confidentiality Agreement).

12.                               Representations and Warranties.

12.1.                        Corporate Existence and Power.  Each Party represents and warrants to the other Parties that such Party (a) is a corporation or similar entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the corporate power and authority and the legal right to own and operate its business and assets, to lease the property and assets it operates, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law except to the extent that any non-compliance would not have a material adverse effect on such Party’s ability to perform its obligations under this Agreement.

12.2.                        Authorization and Enforcement of Obligations.  Each Party represents and warrants to the other Parties that such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

12.3.                        No Conflicts.  Each Party represents and warrants to the other Parties that the execution and delivery of this Agreement and the performance of such Party’s obligations under this Agreement (a) do not conflict with or violate any requirement of applicable laws or regulations of any of the terms of its formation or governance documents; and (b) do not and shall not conflict with, violate or breach, or constitute a default or require any consent under, any contractual obligation of such Party.

12.4.                        Warranty of Rights.  Each Party warrants that it has all right, title and interest to its Proprietary Technology, or that it has the right to grant to the receiving Party the licenses granted in this Agreement.  No warranty is given by any Party as to the performance of any Technology.  The receiving Party will be responsible for its use of Proprietary Technology.

12.5.                        Validity of Patents; Prosecution of Infringement.  Nothing contained in this Agreement will be construed as:

12.5.1.               A warranty or representation by any of the Parties as to the validity or scope of any Patent Rights; or

12.5.2.               An agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement.

12.6.                        Infringement of Patents Held by Others.  Nothing in this Agreement will be construed as a warranty or representation by any Party that any Proprietary Technology that the other Party or Parties may use for any product or services anywhere in the world will be free from infringement of any patent or other similar right of any third party.  No Party will be required otherwise to protect, indemnify or save harmless any other Party against, or be liable to any other Party for, any liabilities, losses, expenses or damages that may be suffered or incurred by any such other Party as a result of such infringement or allegation thereof by any third party.  Notwithstanding the foregoing, each of the Parties will cooperate with and provide reasonable assistance to each other Party in the defense of any claim or suit alleging such infringement.

12.7.                        Product Liability.  No Party will, by reason of being a signatory to this Agreement, bear any responsibility or liability with respect to any claims or suits against the other Party or Parties by third parties, nor will any Party be under any obligation, by reason of being a signatory to this Agreement, to indemnify or hold harmless the other Party or Parties for any liabilities, losses, expenses or damages incurred or suffered by the other Party or Parties resulting from, or caused by, any defect or alleged defect of any products or services in which Proprietary Technology of such Party has been utilized or applied.

12.8.                        Liability to or for Employees.  No Party will be responsible for death, damage, injury or loss suffered or incurred during visits to its plants or other facilities by any engineer, technician or other personnel in the employ of the other Party or Parties dispatched pursuant to this Agreement, except for death, damage, injury or loss resulting from the willful or grossly negligent act or omission of such Party, its agent or employees.  Further, no Party will be responsible for any costs, expenses or damages suffered or incurred by the any Party, or any claim, judgment or award against any such other Party, or the defense thereof, arising out of any actions, assistance or services of its employees under this Agreement, unless resulting from its own willful or grossly negligent act.

12.9.                        Valid Issuance of Stock.  The shares of Common Stock to be issued by Corgenix to Wescor pursuant to Section 9.2.3, when issued and delivered, will be duly and validly issued, fully paid and non-assessable, free of any liens, charges, claims, security interests or encumbrances, and will not be subject to any preemptive rights or rights of first refusal.

12.10.                  Disclaimer of Warranties.  The Parties intend to submit any System developed pursuant to this Agreement to the United States Food and Drug Administration and analogous regulatory authorities in the Territory outside of the United States for regulatory approval.  NOTWITHSTANDING THE FOREGOING, NO PARTY WARRANTS THAT ITS EFFORTS TO COMMERCIALIZE PRODUCTS OR SYSTEMS WILL RESULT IN REGULATORY APPROVAL OF SUCH PRODUCTS OR SYSTEMS.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY AS TO ANY PRODUCT OR SYSTEM SOLD OR PLACED IN COMMERCE BY OR ON ITS BEHALF OR ON BEHALF OF ITS AFFILIATES OR SUBLICENSEES.

13.                               Export Control.

13.1.                        Restrictions on Exports.  In recognition of United States and other export control laws, no Party will knowingly export or re-export, directly or indirectly, (a) any technical data (as defined in the U.S. Export Administration Regulations) received from any other Party under this Agreement; or (b) any immediate product, process, technical data or service directly produced by the use of such technical data, to any destination to which such export or re-export is restricted or prohibited by United States law, without first obtaining prior authorization from the competent government authorities as required by those laws.

13.2.                        Export License.  Each Party further agrees to obtain, at its own expense, any required export license or other documentation prior to its export or re-export of any product or technical data acquired from the other Party or Parties, as appropriate, under this Agreement.  Accordingly, the Parties will not sell, export, re-export, transfer, divert or otherwise dispose of any such product or technical data directly or indirectly to any person, firm or entity, or country or countries, prohibited by the laws or regulations of the United States or other applicable laws.

13.3.                        This Article 13 will survive expiration or termination of this Agreement.

14.                               General Terms.

14.1.                        Force Majeure.  No Party will be liable for delays in its performance or failure to perform in whole or in part the terms of this Agreement, with the exception of payment obligations, caused by the occurrence of any contingency beyond its control, including, without limitation, labor dispute, strike, labor shortage, war or act of war, insurrection, sabotage, riot or civil commotion, act of a public enemy, act of terrorism, epidemic, accident, fire, storm, earthquake, explosion, flood, drought or other act of God, act of any governmental authority, judicial action, transportation embargo, or failure or delay in transportation, short or reduced supply of fuel or raw material, or technical failure where such Party has exercised ordinary care in the prevention thereof, and any such delay or failure will not be considered a breach of this Agreement.

14.2.                        Notices.  Any notice, request, consent or other communication required or permitted under this Agreement will be in writing and will be deemed to have been duly given when received if personally delivered; within five (5) calendar days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the Parties (and to the Persons to whom copies must be sent as provided in this Agreement); or when a confirmation of proper transmission has been printed if sent by fax or electronic mail (but only if followed up by prompt confirmation by personal delivery or mail in accordance with the foregoing clauses), at the respective addresses of the Parties set forth below:

If to Corgenix:		If to Elitech:
Corgenix Medical Corporation Attention: President 11575 Main Street, Suite 400 Broomfield, Colorado 80020 Facsimile: (303) 453-8896 Email: dsimpson@corgenix.com		Financière Elitech SAS Attention: Pierre Debiais, President 12-12bis, rue Jean Jaurès 92800 Puteaux, France Facsimile: +33 (1) 41 45 07 19 Email: p.debiais@elitechgroup.com

If to Wescor:
Wescor, Inc.
	Attention:	Janice Wallentine,
Chief Financial Officer
370 West 1700 South Logan, Utah 84321 Facsimile: (435) 752-4127 Email: j.wallentine@elitechgroup.com

With copy to:		With copy to:
Husch Blackwell LLP		Jackson Walker L.L.P.
Attention: Robert P. Attai		Attention: David Rex
1700 Lincoln Street, Suite #4700		901 Main Street, Suite 6000
Denver, Colorado 80203		Dallas, Texas 75202
Facsimile: (303) 749-7272		Facsimile: (214) 661-6874
Email: robert.attai@huschblackwell.com		Email: drex@jw.com

Any Party may change its address by a notice given to the other Party or Parties, as appropriate, in the manner set forth above.

14.3.                        Governing Law.  This Agreement and matters connected with the performance of this Agreement will be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof.

14.4.                        Patent Filing.  No Party nor any Affiliate thereof will be required by anything contained in this Agreement to file in any country an application for patent on any invention, or to secure any patent, or once having filed an application for patent or obtained a patent, to maintain the patent application or patent in force.

14.5.                        Dispute Resolution.  Any dispute arising in connection with the validity, construction, application, operation or enforcement of the provisions of this Agreement will be resolved by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce.  The arbitration will be held in Salt Lake City, Utah, United States of America, before a sole arbitrator, and the proceedings will be conducted in the English language.  Any award rendered in any such arbitration proceeding will be final and binding on each of the Parties, and judgment may be entered thereon in a court of competent jurisdiction.

14.6.                        Language.  This Agreement is in the English language only, which language will be controlling in all respects, and all versions of this Agreement in any other language will be for accommodation only and will not be binding upon the Parties.  All communications to be made or given pursuant to this Agreement will be in the English language.

14.7.                        Assignment of Rights.  This Agreement and the licenses granted in this Agreement will inure to the benefit of the Parties, and, insofar as is expressly provided for in this Agreement, to Affiliates of the Parties.  Except as otherwise expressly permitted in this Agreement, none of Corgenix, Elitech, Wescor or their respective Affiliates will assign or transfer any rights, privileges or obligations under this Agreement without the prior, written consent of the other Party or Parties, as appropriate.  Any unauthorized assignment or transfer of this Agreement or rights or obligations under this Agreement will be void ab initio.

14.8.                        Publicity.  Each Party will keep the terms of this Agreement confidential and will not now or hereafter divulge the terms of this Agreement or any part of such terms to any third party except (a) with the prior written consent of the other Parties; (b) to any governmental body having jurisdiction to call for such disclosure; (c) as otherwise may be required by law; or (d) to legal counsel representing any Party.  The Parties will mutually agree upon a joint press release, to be issued following execution of this Agreement.

14.9.                        Severability.  Should any clause, sentence or paragraph of this Agreement judicially be declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement.  The Parties hereby agree that the remaining parts of the Agreement will have the same force and effect as if such invalid part or parts had not been included in this Agreement, and the Parties will enter into good faith negotiations with the objective of restructuring the relationship between them in a manner that will minimize the adverse effect of such declaration of invalidity or unenforceability.

14.10.                  Entire Agreement; Amendment.  This Agreement and the Confidentiality Agreement set forth the entire agreement and understanding between the Parties as to the subject matter of this Agreement and the Confidentiality Agreement, respectively, and merge all prior discussions between them, and none of the Parties will be bound by any modification of this Agreement or the Confidentiality Agreement, other than as expressly provided in this Agreement or as duly set forth on or subsequent to the date of this Agreement in writing and signed by a duly authorized representative of the Party to be bound thereby.

14.11.                  No Waiver.  The failure of any Party to enforce at any time any provision of this Agreement, or to exercise any election or option provided in this Agreement, or to require timely performance by any other Party of any of the provisions of this Agreement, will in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part of this Agreement, or the right of the affected Party thereafter to enforce each and every such provision.

14.12.                  Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.  The Parties may sign this Agreement manually, digitally or electronically, and they may deliver this Agreement by facsimile transmission, electronic mail, or other electronic means.  Each Party agrees that the delivery of the Agreement by facsimile, electronic mail or some other electronic means will have the same force and effect as delivery of original signatures.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the duly authorized officers of the respective Parties have executed and delivered this Agreement as of the Effective Date.

CORGENIX MEDICAL CORPORATION

/s/ Douglas T. Simpson
Name: Douglass T. Simpson
Title: President and Chief Executive Officer

FINANCIÈRE ELITECH SAS

/s/ Pierre Debiais
Name: Pierre Debiais
Title: President

WESCOR, INC.

/s/ Michael Saunders
Name: Michael Saunders
Title: President

EXHIBIT A

CORGENIX COMPETING PRODUCTS

Company	Analyte	Platform	Status
Randox Laboratories, Ltd	AspirinWorks	Immunoturbidimetry (low-med volume)	In Development